Exhibit 4.1

October 26, 2005

Omicron Master Trust
650 Fifth Avenue
24th Floor
New York, New York
USA 10019
Attention: Brian Daly

Dear Sirs:

Re:	Generex Biotechnology Corporation - Amendment to Jun 17 05 Warrant

We make reference to the common stock purchase warrant issued by Generex Biotechnology Corporation (the “Company”) to Omicron Master Trust (“Omicron”) on June 17, 2005 pursuant to which the Company granted to Omicron the entitlement to purchase up to 609,756 shares of the Company’s common stock at $0.82 per share (the “Warrant”).

The Initial Exercise Date (as that term is defined in the Warrant) of the Warrant is expressed therein as the 181st day after the date thereof. The Company hereby confirms that, in consideration of the exercise by Omicron of not less than 100% of the Warrant and the delivery to the Company of a Notice of Exercise in respect thereof on or before the close of business on October 27, 2005, the Company has agreed to abridge the Initial Exercise Date and to honor the aforementioned Notice of Exercise.

Yours truly,

Generex Biotechnology Corporation

/s/ Mark A. Fletcher

Mark A. Fletcher
Executive Vice-President, General Counsel
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